Exhibit 99.1

Yelp Announces Fourth Quarter and Full Year 2015 Financial Results

Revenue Increases 46% Over Full Year 2014; Company Announces CFO Transition

SAN FRANCISCO, Feb. 8, 2016 /PRNewswire/ -- Yelp Inc. (NYSE: YELP), the company that connects consumers with great local businesses, today announced financial results for the fourth quarter and full year ended December 31, 2015.

  Net revenue was $153.7 million in the fourth quarter of 2015, reflecting 40% growth over the fourth quarter of 2014.
  Cash flow from operations was $3.8 million in the fourth quarter. Adjusted EBITDA for the fourth quarter of 2015 was $17.5 million.
  Cumulative reviews grew 34% year over year to approximately 95 million.
  App Unique Devices grew 38% year over year to approximately 20 million on a monthly average basis1.
  Local advertising accounts grew 32% year over year to approximately 111,000.

Net loss in the fourth quarter of 2015 was ($22.2) million, or ($0.29) per share, compared to net income of $32.7 million, or $0.42 per share, in the fourth quarter of 2014. Net loss for the fourth quarter of 2015 included an income tax expense of $20.3 million due to the recording of a valuation allowance against our deferred tax assets. Non-GAAP net income, which consists of net income excluding stock-based compensation, amortization and valuation allowance and release, was $9.0 million for the fourth quarter, or $0.11 per share, compared to $14.5 million, or $0.19 per share, in the fourth quarter of 2014.

Net revenue for the full year ended December 31, 2015 was $549.7 million, an increase of 46% compared to $377.5 million in the prior year. Adjusted EBITDA for the full year 2015 was $69.1 million compared to $70.9 million for the prior year. Net loss for the full year ended December 31, 2015 was ($32.9) million, or ($0.44) per share, compared to a net income of $36.5 million, or $0.48 per share, in 2014. Non-GAAP net income for the full year ended December 31, 2015 was $28.9 million, or $0.37 per share, compared to $36.3 million, or $0.47 per share in 2014.

"We are pleased with the progress we made on the key initiatives we set at the beginning of 2015," said Jeremy Stoppelman, Yelp's co-founder and chief executive officer. "We have evolved to a mobile-centric company and have successfully completed our transition to a performance-based advertising business. In 2016, our priorities are to continue to build our core local advertising business, further increase engagement and awareness and grow transactions. With our rich, relevant review content and highly engaged consumer traffic, we are well-positioned to capture the enormous opportunity ahead of us."

"We delivered strong topline growth of 46% year over year as we surpassed half a billion dollars of revenue in 2015," added Rob Krolik, Yelp's chief financial officer.

Fourth Quarter Operating Summary

  Local advertising revenue totaled $125.9 million, representing 35% growth compared to the fourth quarter of 2014.
  Transactions revenue totaled $14.0 million, compared to $1.4 million in the fourth quarter of 2014, primarily due to the acquisition of Eat24 in the first quarter of 2015.
  Brand advertising revenue totaled $7.1 million, representing an 18% decrease compared to the fourth quarter of 2014. Yelp has completed the phase out of its brand advertising product and will have no Brand advertising revenue in 2016.
  Other revenue totaled $6.8 million which was flat compared to the fourth quarter of 2014.

Business Highlights

  App engagement: Approximately 20 million unique devices accessed Yelp via the mobile app on a monthly average basis in the fourth quarter of 2015, an increase of 38% compared to the same period in 2014. In the fourth quarter of 2015, Yelp app users were more than 10 times as engaged as website users based on number of pages viewed.
  Performance-based advertising: In 2015, Yelp completed its transition to a performance-based advertising business. As of the fourth quarter of 2015, 61% of local advertising revenue came from CPC advertisers, compared to 32% in the fourth quarter of 2014.
  Eat24 & SeatMe: In 2015, Yelp acquired leading web and app-based online food ordering service Eat24. In the fourth quarter, Eat24 revenue growth accelerated, with revenue up approximately 80% compared to the fourth quarter of 2014. In the fourth quarter of 2015, over 15 million diners were seated through SeatMe, an increase of approximately 120% over the fourth quarter of 2014.

CFO Transition

The company announced that chief financial officer Rob Krolik will be stepping down and departing the company in the coming months. Krolik, who joined the company in 2011, will continue as chief financial officer until the earlier of the date a replacement is hired and December 15, 2016, and will assist in the search and transition. The company intends to immediately begin a search for a new chief financial officer.

"Rob has played a crucial role in Yelp's successful transition from startup to public company, bringing his professionalism and experience to bear in setting Yelp on a firm financial foundation and headed in the right direction," said Jeremy Stoppelman. "I am grateful for his counsel, his leadership and work on our public offerings and five acquisitions, and his efforts in opening facilities around the world to accommodate our more than 4,000 employees. I will miss his passion for Yelp and wish him continued success in his next endeavor."

"I am a strong believer in the power of Yelp to help consumers and local businesses alike, which is why it has been such a tremendous opportunity and privilege to serve as CFO," said Krolik. "It's been a rewarding experience taking Yelp public, diversifying our offerings through acquisitions, and seeing our team deliver significant and consistent revenue growth year after year. After almost five years with Yelp, I am ready to take some time off to spend more time with family, but expect us to seamlessly transition to a new chief financial officer in the meantime."

Business Outlook

As of today, Yelp is providing its outlook for the first quarter and full year of 2016.

  For the first quarter of 2016, net revenue is expected to be in the range of $154 million to $157 million, representing growth of approximately 31% compared to the first quarter of 2015 at the the midpoint. Adjusted EBITDA is expected to be in the range of $10 million to $12 million. Stock-based compensation is expected to be in the range of $19 million to $21 million, and depreciation and amortization is expected to be approximately 5% of revenue.
  For the full year of 2016, net revenue is expected to be in the range of $685 million to $700 million, representing growth of approximately 26% compared to full year 2015 at the midpoint. Adjusted EBITDA is expected to be in the range of $90 million to $105 million. Stock-based compensation is expected to be in the range of $83 million to $87 million, and depreciation and amortization is expected to be approximately 5% of revenue.

Quarterly Conference Call

To access the call, please dial 1 (866) 776-8879, or outside the U.S. 1 (440) 996-5670, with Passcode 29597481, at least five minutes prior to the 1:30 p.m. PT start time. A live webcast of the call will also be available at http://www.yelp-ir.com under the Events & Presentations menu. An audio replay will be available between 4:00 p.m. PT February 8, 2016 and 11:59 p.m. PT February 15, 2016 by calling 1 (855) 859-2056 or 1 (800) 585-8367, with Passcode 29597481. The replay will also be available on the Company's website at http://www.yelp-ir.com.

About Yelp

Yelp Inc. (http://www.yelp.com) connects people with great local businesses. Yelp was founded in San Francisco in July 2004. Since then, Yelp communities have taken hold in major metros across more than 30 countries. Approximately 20 million unique devices1 accessed Yelp via the Yelp app, approximately 75 million unique visitors visited Yelp via desktop computer2 and approximately 66 million unique visitors visited Yelp via mobile website3 on a monthly average basis during the fourth quarter of 2015. By the end of the same quarter, Yelpers had written approximately 95 million rich, local reviews, making Yelp the leading local guide for real word-of-mouth on everything from boutiques and mechanics to restaurants and dentists.

1 Calculated as the number of unique devices accessing the app on a monthly average basis over a given three-month period, according to internal Yelp logs.

2 Calculated as the number of "users," as measured by Google Analytics, accessing Yelp via desktop computer on an average monthly basis over a given three-month period.

3 Calculated as the number of "users," as measured by Google Analytics, accessing Yelp via mobile website on a monthly average basis over a given three-month period.

Non-GAAP Financial Measures

This press release includes information relating to adjusted EBITDA, non-GAAP net income and non-GAAP net income per share, each of which the Securities and Exchange Commission has defined as a "non-GAAP financial measure." Adjusted EBITDA, non-GAAP net income and non-GAAP net income per share have been included in this press release because they are key measures used by Yelp management and board of directors to understand and evaluate core operating performance and trends, to prepare and approve its annual budget and to develop short- and long-term operational plans. The presentation of this financial information, which is not prepared under any comprehensive set of accounting rules or principles, is not intended to be considered in isolation or as a substitute for the financial information prepared and presented in accordance with generally accepted accounting principles in the United States ("GAAP").

Adjusted EBITDA and non-GAAP net income have limitations as analytical tools, and you should not consider them in isolation or as substitutes for analysis of Yelp's financial results as reported under GAAP. Some of these limitations are:

  although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and adjusted EBITDA and non-GAAP net income do not reflect cash capital expenditure requirements for such replacements or for new capital expenditure requirements;
  adjusted EBITDA does not reflect changes in, or cash requirements for, Yelp's working capital needs;
  adjusted EBITDA and non-GAAP net income do not consider the potentially dilutive impact of equity-based compensation;
  non-GAAP net income does not reflect the impact of the valuation allowance release in the fourth quarter of 2014 or the recording of the valuation allowance in the fourth quarter of 2015;
  adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to Yelp; and
  other companies, including those in Yelp's industry, may calculate adjusted EBITDA and non-GAAP net income differently, which reduces their usefulness as comparative measures.

Because of these limitations, you should consider adjusted EBITDA, non-GAAP net income and non-GAAP net income per share alongside other financial performance measures, including various cash flow metrics, net income (loss) and Yelp's other GAAP results. Additionally, Yelp has not reconciled its adjusted EBITDA outlook for the first quarter and full year 2016 to its net income (loss) outlook because it does not provide an outlook for other income (expense) and provision for income taxes, which are reconciling items between net income (loss) and adjusted EBITDA. As items that impact net income (loss) are out of Yelp's control and cannot be reasonably predicted, Yelp is unable to provide such an outlook. Accordingly, reconciliation to net income (loss) outlook for the first quarter and full year 2016 is not available without unreasonable effort. For a reconciliation of historical non-GAAP financial measures to the nearest comparable GAAP measures, see the non-GAAP reconciliations included below in this press release.

Forward-Looking Statements

This press release contains forward-looking statements relating to, among other things, the future performance of Yelp and its consolidated subsidiaries that are based on Yelp's current expectations, forecasts and assumptions and involve risks and uncertainties. These statements include, but are not limited to, statements regarding expected financial results for the first quarter and full year 2016, Yelp's priorities for 2016 and its ability to execute against those priorities, CFO transition and timing thereof, Yelp's ability to improve its margins, Yelp's ability to capture a meaningful share of the large local market, the future growth in Yelp revenue and continued investing by Yelp in its future growth, Yelp's ability to drive daily usage and engagement (particularly on mobile), increase awareness of Yelp among consumers, and deliver value to local businesses, Yelp's ability to increase transactions completed on its platform, Yelp's ability to take advantage of trends toward app usage and native advertising and to become the leading destination for consumers connecting with great local businesses. Yelp's actual results could differ materially from those predicted or implied and reported results should not be considered as an indication of future performance. Factors that could cause or contribute to such differences include, but are not limited to: Yelp's limited operating history in an evolving industry; Yelp's ability to generate sufficient revenue to regain profitability, particularly in light of its significant ongoing sales and marketing expenses; Yelp's ability to successfully manage acquisitions of new businesses, solutions or technologies, such as Eat24, and to integrate those businesses, solutions or technologies; Yelp's reliance on traffic to its website from search engines like Google and Bing; Yelp's ability to generate and maintain sufficient high quality content from its users; maintaining a strong brand and managing negative publicity that may arise; maintaining and expanding Yelp's base of advertisers; changes in political, business and economic conditions, including any European or general economic downturn or crisis and any conditions that affect ecommerce growth; fluctuations in foreign currency exchange rates; Yelp's ability to deal with the increasingly competitive local search environment; Yelp's need and ability to manage other regulatory, tax and litigation risks as its services are offered in more jurisdictions and applicable laws become more restrictive; the competitive and regulatory environment while Yelp continues to expand geographically and introduce new products and as new laws and regulations related to Internet companies come into effect; Yelp's ability to timely upgrade and develop its systems, infrastructure and customer service capabilities. The forward-looking statements in this release do not include the potential impact of any acquisitions or divestitures that may be announced and/or completed after the date hereof.

More information about factors that could affect Yelp's operating results is included under the captions "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations" in Yelp's most recent Annual Report on Form 10-K or Quarterly Report on Form 10-Q at http://www.yelp-ir.com or the SEC's website at www.sec.gov. Undue reliance should not be placed on the forward-looking statements in this release, which are based on information available to Yelp on the date hereof. Yelp assumes no obligation to update such statements.

Investor Relations Contact Information
Wendy Lim, Ronald Clark, Allie Dalglish
(415) 635-2412
ir@yelp.com

Media Contact Information
Shannon Eis
(415) 635-2478
seis@yelp.com

Yelp Inc.
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$ 171,613	$ 247,312
Short-term marketable securities	199,214	118,498
Accounts receivable, net	52,755	35,593
Prepaid expenses and other current assets	19,700	19,355
Total current assets	443,282	420,758

Long-term marketable securities	-	38,612
Property, equipment and software, net	80,467	62,761
Goodwill	172,197	67,307
Intangibles, net	39,294	5,786
Restricted cash	16,486	17,943
Other assets	3,701	16,483
Total assets	$ 755,427	$ 629,650

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$ 3,388	$ 1,398
Accrued liabilities	43,458	29,581
Deferred revenue	2,931	2,994
Total current liabilities	49,777	33,973
Long-term liabilities	12,030	7,527
Total liabilities	61,807	41,500

Stockholders' equity
Common stock	-	-
Additional paid-in capital	774,022	627,742
Accumulated other comprehensive loss	(13,519)	(5,609)
Accumulated deficit	(66,883)	(33,983)
Total stockholders' equity	693,620	588,150
Total liabilities and stockholders' equity	$ 755,427	$ 629,650

Yelp Inc.
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Net revenue	$ 153,731	$ 109,887	$ 549,711	$ 377,536

Costs and expenses
Cost of revenue (1)	15,000	7,286	51,015	24,382
Sales and marketing (1)	87,535	53,580	301,764	201,050
Product development (1)	28,970	19,076	107,786	65,181
General and administrative (1)	20,659	16,662	80,866	58,274
Depreciation and amortization	7,980	5,291	29,604	17,590

Total costs and expenses	160,144	101,895	571,035	366,477
Income (Loss) from operations	(6,413)	7,992	(21,324)	11,059
Other income (expense), net	40	38	386	221
Income (Loss) before income taxes	(6,373)	8,030	(20,938)	11,280
Benefit (Provision) for income taxes	(15,856)	24,698	(11,962)	25,193
Net income (loss) attributable to common stockholders	$ (22,229)	$ 32,728	$ (32,900)	$ 36,473

Net income (loss) per share attributable to common stockholders:
Basic	$ (0.29)	$ 0.45	$ (0.44)	$ 0.51
Diluted	$ (0.29)	$ 0.42	$ (0.44)	$ 0.48

Weighted-average shares used to compute net income (loss) per share attributable to common stockholders:
Basic	75,372	72,645	74,683	71,936
Diluted	75,372	77,211	74,683	76,712

(1) Includes stock-based compensation expense as follows:
	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014
Cost of revenue	$ 336	$ 207	$ 1,117	$ 729
Sales and marketing	5,803	4,038	21,962	15,083
Product development	6,314	4,508	23,431	14,804
General and administrative	3,519	3,063	14,332	11,657
Total stock-based compensation	$ 15,972	$ 11,816	$ 60,842	$ 42,273

Yelp Inc.
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)
	Twelve Months Ended
	December 31,
	2015	2014
Operating activities
Net income (loss)	$ (32,900)	$ 36,473
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	29,604	17,590
Provision for doubtful accounts and sales returns	16,788	7,238
Stock-based compensation	60,842	42,273
Recording (Release) of valuation allowance	20,341	(28,197)
Loss on disposal of assets and website development costs	213	4
Premium amortization, net, on securities held-to-maturity	1,190	349
Excess tax benefit from share-based award activity	(6,583)	(1,834)
Realized (gain) on investments	(4)	-

Changes in operating assets and liabilities:
Accounts receivable	(25,279)	(21,291)
Prepaid expenses and other assets	(22,703)	(4,011)
Accounts payable, accrued expenses and other liabilities	15,894	8,927
Deferred revenue	(41)	411
Net cash provided by operating activities	57,362	57,932

Investing activities
Acquisition, net of cash received	(73,422)	(14,340)
Purchases of property, equipment and software	(31,127)	(29,054)
Capitalized website and software development costs	(11,734)	(11,349)
Change in restricted cash	1,404	(14,764)
Purchase of intangibles	(647)	(1,724)
Proceeds from sale of property and equipment	134	14
Purchases of marketable securities	(246,160)	(210,459)
Maturities of marketable securities	202,870	53,002

Net cash used in investing activities	(158,682)	(228,674)

Financing activities
Issuance of common stock upon exercise of employee stock options	12,255	-
Proceeds from issuance of common stock from share-based awards	-	20,164
Proceeds from issuance of common stock for Employee Stock Purchase Plan	8,911	8,869
Repurchase of common stock	(482)	(1,318)
Excess tax benefit from stock-based award activity	6,583	1,834
Contingent consideration payments	(825)	-

Net cash provided by financing activities	26,442	29,549

Effect of exchange rate changes on cash and cash equivalents	(821)	(1,259)

Change in cash and cash equivalents	(75,699)	(142,452)
Cash and cash equivalents - Beginning of period	247,312	389,764
Cash and cash equivalents - End of period	$ 171,613	$ 247,312

Yelp Inc.
Reconciliation of GAAP to Non-GAAP Financial Measures
(In thousands)
(Unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2015	2014	2015	2014

Adjusted EBITDA:
Net income (loss)	$ (22,229)	$ 32,728	$ (32,900)	$ 36,473
(Benefit) provision for income taxes	15,856	(24,698)	11,962	(25,193)
Other (income) expense, net	(40)	(38)	(386)	(221)
Depreciation and amortization	7,980	5,291	29,604	17,590
Stock-based compensation	15,972	11,816	60,842	42,273
Adjusted EBITDA	$ 17,539	$ 25,099	$ 69,122	$ 70,922

Non-GAAP Net Income (Loss) and Income (Loss) per share:
GAAP net income (loss)	$ (22,229)	$ 32,728	$ (32,900)	$ 36,473
Add back: stock-based compensation	15,972	11,816	60,842	42,273
Add back: amortization of intangible assets	1,718	550	6,475	2,448
Less: tax effect of stock-based compensation & amortization of intangible assets	(6,827)	(4,422)	(25,853)	(16,654)
Add back: recording (release) of valuation allowance (net of tax)	20,341	(26,197)	20,341	(28,197)
NON-GAAP NET INCOME	$ 8,975	$ 14,475	$ 28,905	$ 36,343

GAAP diluted shares	78,166	77,211	78,078	76,712

NON-GAAP NET INCOME PER SHARE	$ 0.11	$ 0.19	$ 0.37	$ 0.47

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